Exhibit 23.1

Board of Directors

Motomova Inc

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Motomova Inc. of our report dated July 14, 2023, relating to the consolidated financial statements of Motomova Inc. for the year ended December 31, 2022 and December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Sincerely,

/s/ Elkana Amitai CPA

July 14, 2023